Exhibit 99.1

United Fire Group, Inc. announces new board appointment

CEDAR RAPIDS, IOWA, August 18, 2025 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) is pleased to announce the appointment of a new independent member to its board of directors, effective August 15, 2025. Gilda L. Spencer has been appointed as a Class A director and will serve on the board’s risk management and compensation and human capital committees. The board believes Spencer’s extensive legal expertise and deep understanding of the insurance industry will provide valuable guidance on regulatory, governance, and risk management matters critical to the company’s long-term success.

Spencer has a distinguished career as a seasoned attorney and insurance executive, currently serving as an adjunct professor for Loyola University Chicago School of Law. Between 2012 and 2021, Spencer held the role of senior vice president, deputy general counsel of dispute resolution services for Allstate, leading a team of 60 associates in managing the insurer’s litigation portfolio. Before joining Allstate, Spencer served as vice president, chief litigation counsel for Nationwide Mutual Insurance Company. Prior to joining Nationwide in 2001, she served as an assistant United States attorney for the Southern District of Ohio.

“We are pleased to welcome Gilda Spencer to our board of directors,” said UFG Chairperson of the Board Jim Noyce. “Gilda’s decades of legal and insurance experience will be a tremendous asset to the board as we work together to position the company for success and deliver long-term value to our shareholders.”

Spencer graduated from The Ohio State University with a bachelor’s degree in political science. She earned her law degree from the University of San Diego School of Law, where she served as president of the Black Law Students Association.

With Spencer’s appointment, the UFG board of directors will consist of 12 members.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. AM Best assigns a rating of "A-" (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com